                                                                    Exhibit B-19

                            UNANIMOUS WRITTEN CONSENT
                        IN LIEU OF SPECIAL MEETING OF THE
                                 STOCKHOLDERS OF
                       COLUMBIA GULF TRANSMISSION COMPANY

     The undersigned, being the sole common shareholder of Columbia Gulf Transmission Company, a Delaware corporation (the "Corporation"), does hereby consent and agree to the adoption of the following resolutions pursuant to the authority of Section 228(a) of the Delaware General Corporation Law, in lieu of holding a meeting of the stockholders of the Corporation:

                           RESOLUTION AMENDING BY-LAWS

     WHEREAS, The sole stockholder of the Corporation believes it to be in the best interests of the Corporation to amend the By-Laws to change the date of the annual meeting of the stockholders.

     WHEREAS, The sole stockholder of the Corporation believes it to be in the best interests of the Corporation to amend the By-Laws to provide for a range in the number of directors to be not less than one and not more than five.

     NOW, THEREFORE, BE IT RESOLVED, that Article IV, Section 1, of the By-Laws of the Corporation shall be deleted in its entirety and is hereby amended to read as follows

          "Section 1. Annual Meetings. The annual meeting of the stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting, shall be held on the third Tuesday in the month of May of each year, if such day is not a legal holiday, and if a holiday, then on the next business day which is not a legal holiday. If for any reason the annual meeting of the stockholders shall not be held at the time and place herein provided, the same may be held at any time thereafter, but not later than the date which is five months after the close of the Corporation's fiscal year, or the date which is fifteen months after the last annual meeting, whichever is earlier. Such date and time of meeting may be changed by action of the Board of Directors."

     BE IT FURTHER RESOLVED, That Article V, Section 2, of the By-Laws of the Corporation shall be deleted in its entirety and is hereby amended and restated to read as follows:

          "Section 2. Number, Term of Office and Qualifications. The number of directors which shall constitute the whole Board shall be not less than one
     (1) nor more than five (5) as determined from time to time by resolution of the Board of Directors or by the stockholders. The directors shall be elected at the annual meeting of the stockholders, except as may be provided elsewhere in the By-Laws, and each director elected shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal in a manner permitted by statute or these By-Laws. Directors need not be stockholders"

Dated and effective as of Tuesday, June 1st, 2004

                                        Columbia Energy Group

                                        /s/ Michael W. O'Donnell
                                        ----------------------------------------
                                        Michael W. O'Donnell
                                        President

                                        Being the sole stockholder of the
                                        Corporation